Exhibit 99.01

News

Media Contact:	Terri Cohilas
404-506-5333 or 1-866-506-5333
media@southerncompany.com
www.southerncompany.com

Investor Relations Contact:

Glen Kundert
404-506-5135
gakunder2@southernco.com

Oct. 28, 2009

Southern Company reports third quarter earnings

ATLANTA – Southern Company (NYSE: SO) today reported third quarter earnings of $790.0 million, or 99 cents a share, compared with $780.4 million, or $1.01 a share, in the same period a year ago.

For the nine months ended Sept. 30, Southern Company’s earnings were $1.39 billion, or $1.77 a share, compared with $1.56 billion, or $2.02 a share, for the same period a year ago. Excluding certain items described below, Southern Company earned $2.02 a share for the first nine months of 2009, compared with $2.11 a share for the same period in 2008.

Earnings for the nine-month period ended Sept. 30, 2009, included a charge of 25 cents a share related to a settlement agreement with MC Asset Recovery (MCAR) LLC to resolve a lawsuit arising out of the 2003 bankruptcy of Mirant Corp., a Southern Company subsidiary until its 2001 spin-off. Earnings for the nine months ended Sept. 30, 2008, included a charge of 9 cents per share related to tax issues on three leveraged-lease investments from the 1990s, when Southern Company pursued development of international energy projects.

Revenues for the third quarter were $4.68 billion, compared with $5.43 billion in the same period a year ago, a 13.7 percent decrease. For the first nine months of the year, revenues totaled $12.23 billion, compared with $13.32 billion in the same period a year ago, a decrease of 8.2 percent.

Significantly cooler than average weather for the period and the weak economy continued to have a negative impact on earnings in the third quarter, as evidenced by a decrease in electricity usage and sales, and flat customer growth. Industrial sales sustained the greatest impact, dropping 9.6 percent in the third quarter, compared with the third quarter last year. Other negative drivers included decreased revenues from commercial and industrial market-response rates and an increase in the number of Southern Company shares outstanding.

“While the economy continues to take its toll, we are seeing signs of stabilization and what may be the beginnings of recovery in certain sectors in our region. We realized an 11 percent increase in industrial sales over the second quarter of 2009,” said Southern Company Chief Executive Officer David M. Ratcliffe. “Most importantly, our employees continue to manage through this recession and provide our customers with reliable electricity at prices below the national average.”

Positive earnings drivers for the third quarter included lower operations and maintenance expenses, increased monthly service charges, revenues associated with the recovery of investments in environmental equipment, and the amortization of excess funds set aside for the removal of retired equipment.

In the third quarter, kilowatt-hour sales to retail customers in Southern Company’s four-state service area decreased 5.1 percent compared with sales in the third quarter of 2008. Residential electricity sales decreased 2.6 percent. Electricity sales to commercial customers decreased 3.6 percent, and industrial sales decreased 9.6 percent. Year-to-date, kilowatt-hour sales to retail customers decreased 6.0 percent compared with sales during the same period in 2008. Residential electricity sales decreased 1.7 percent. Commercial sales decreased 1.9 percent and industrial sales declined 14.7 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, decreased 6.1 percent in the third quarter of 2009 compared with the same period of 2008. Year-to-date, total sales of electricity decreased 7.6 percent as compared with the same period in 2008.

Southern Company’s financial analysts call will be at 1 p.m. Eastern time Oct. 28, at which time Ratcliffe and Chief Financial Officer Paul Bowers will discuss earnings and earnings guidance as well as a general business update. Investors, media and the public may listen to a live webcast of the call at http://investor.southerncompany.com/events.cfm. A replay of the webcast will be available at the site for 12 months.

With 4.4 million customers and more than 42,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast. A leading U.S. producer of electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company is consistently listed among the top U.S. electric service providers in customer satisfaction by the American Customer Satisfaction Index (ACSI). Visit our Web site at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning economic recovery. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, implementation of the Energy Policy Act of 2005, environmental laws including regulation of water quality and emissions of sulfur, nitrogen, mercury, carbon, soot, or particulate matter and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil actions against certain Southern Company subsidiaries, Federal Energy Regulatory Commission matters, Internal Revenue Service audits, and Mirant matters; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy, population and business growth (and declines), and the effects of energy conservation measures; available sources and costs of fuels; effects of inflation; ability to control costs and cost overruns during the development and construction of facilities; investment performance of Southern Company’s employee benefit plans; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and storm restoration cost recovery; regulatory approvals related to the potential Plant Vogtle expansion, including Georgia Public Service Commission and Nuclear Regulatory Commission approvals; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with neighboring utilities and other wholesale customers; the direct or indirect effect on Southern Company’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as an avian or other influenza, or other similar occurrences; the direct or indirect effects on Southern Company’s business resulting from incidents similar to the August 2003 power outage in the Northeast; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company and its subsidiaries expressly disclaim any obligation to update any forward-looking information.

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